Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-159107

Final Term Sheet

3.875% Notes due January 15, 2015

Issuer:	Ford Motor Credit Company LLC

Size:	$300,000,000.00 (Reopening of $1,250,000,000.00 of 3.875% Notes due January 15, 2015 issued on November 2, 2011)

Maturity:	January 15, 2015

Coupon:	3.875%

Reoffer Yield:	4.000%

Trade Date:	January 4, 2012

Issue Date:	January 17, 2012

Settlement Date:	January 17, 2012 (T+8)

Price to Public:	99.672% of principal amount, including accrued interest from January 15, 2012

Proceeds (After Underwriting Fees and Before Expenses) to Issuer Including Accrued Interest:	$297,664,583.33 (99.222%)

Interest Payment Dates:	Semi-annually on each January 15 and July 15, beginning July 15, 2012

Accrued Interest Payable to Issuer:	$64,583.33 accrued from January 15, 2012 to anticipated date of settlement, January 17, 2012

Joint Bookrunners:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Co-Managers	Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	345397VW0 / US345397VW07

5.00% Notes due May 15, 2018

Issuer:	Ford Motor Credit Company LLC

Size:	$700,000,000.00 (Reopening of $1,250,000,000.00 of 5.00% Notes due May 15, 2018 issued on May 3, 2011)

Maturity:	May 15, 2018

Coupon:	5.00%

Reoffer Yield:	5.00%

Trade Date:	January 4, 2012

Issue Date:	January 9, 2012

Settlement Date:	January 9, 2012 (T+3)

Price to Public:	100.744% of principal amount, including accrued interest from November 15, 2011

Proceeds (After Underwriting Fees and Before Expenses) to Issuer Including Accrued Interest:	$700,833,000.00 (100.119%)

Interest Payment Dates:	Semi-annually on each May 15 and November 15, beginning May 15, 2012

Accrued Interest Payable to Issuer:	$5,250,000.00 accrued from November 15, 2011 to anticipated date of settlement, January 9, 2012

Joint Bookrunners:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Co-Managers	Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	345397VT7/US345397VT77

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp., toll free at 1-800-854-5674, Deutsche Bank Securities Inc., toll free at 1-800-503-4611, Goldman, Sachs & Co., toll free at 1-866-471-2526 and Morgan Stanley & Co. LLC, toll free at 1-866-718-1649.